Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	FOR IMMEDIATE RELEASE THURSDAY, February 21, 2008
	Contacts: Kevin Baehler VP & Interim CFO 920-882-5882	Mark Fleming Communications & Investor Relations 920-882-5646

SCHOOL SPECIALTY REPORTS FISCAL 2008 THIRD QUARTER RESULTS

•	Record third quarter revenue of $134.8 million, up 4.7 percent

•	Management maintains current fiscal 2008 revenue and diluted earnings per share guidance

•	Initial guidance for fiscal 2009 issued

Greenville, WI, February 21, 2008—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported fiscal 2008 third quarter and fiscal year-to-date financial results. Revenue for the third quarter was $134.8 million, an all-time high for the period and 4.7 percent above the prior-year’s third quarter. Loss per share from continuing operations was 95 cents, reflecting the seasonally low period for educational product sales and increased selling, general and administrative (SG&A) expense as compared to the prior year. For the prior-year third quarter, the company reported a loss per share from continuing operations of 79 cents. Revenue for the nine-month period of fiscal 2008 rose 4.2 percent to a record $914.3 million, compared to $877.1 million in the same period last year. Diluted earnings per share from continuing operations rose 25.2 percent in the first nine months to $2.78 compared to $2.22 in the prior year.

“Our associates performed exceptionally well throughout the first three quarters of our fiscal 2008,” noted Chief Executive Officer David Vander Zanden. “Their dedication to serving customers and their efforts to advance our operational initiatives allowed us to report all-time highs in year-to-date revenue and earnings. In the third quarter, we achieved revenue growth in both our Specialty and Essentials segments. SG&A costs, while up in this year’s third quarter, were in line with our expectations as we planned on an increase in the quarter in order to support our business system conversion, higher sales volume and increased performance-based compensation expense. Overall, we continue to be pleased with our execution and focus on managing our SG&A costs. As a result of our third quarter results and outlook for the fourth quarter, we are maintaining our previous revenue and earnings guidance for fiscal 2008.”

Third Quarter Financial Results

Revenue for the third quarter of fiscal 2008 rose 4.7 percent from $128.8 million to $134.8 million. Specialty segment revenue grew $5.6 million, or 7.5 percent, from $74.9 million in the third quarter of fiscal 2007 to $80.5 million in the third quarter of fiscal 2008. The Specialty segment had incremental state adoption revenue of approximately $3 million in the third quarter related to the company’s science curriculum offerings, which was offset by a comparable decline in mass-merchant retail sales. The remaining increase was attributable to approximately 8 percent revenue growth in the core Specialty businesses. Essentials segment revenue grew 1.5 percent in the quarter from $56.7 million in last year’s third quarter to $57.5 million this year, primarily related to the furniture business with consumables flat to the prior year. Consolidated gross margin was 38.3 percent for the third quarter of fiscal 2008 as compared to 39.5 percent for the third quarter of fiscal 2007. Specialty gross margin declined 70 basis points from 45.3 percent to 44.6 percent. This decline was attributable to a $0.6 million inventory charge related to the company’s decision to terminate an unfavorable distribution agreement. The Essentials gross margin was 28.7 percent in the third quarter of fiscal 2008 compared to 30.2 percent in fiscal 2007. The decrease in the Essentials gross margin was attributable to a shift in revenue mix toward furniture projects.

Operating loss for the quarter was $24.9 million compared to an operating loss of $20.7 million in the third quarter of fiscal 2007. SG&A expense increased from $71.6 million in the third quarter of fiscal 2007 to $76.6 million in the third quarter of fiscal 2008. This planned increase in SG&A expense was related to the additional variable SG&A costs to support the revenue increase, incremental costs to support the business system conversion and incremental variable compensation costs related to performance-based compensation plans.

The loss from continuing operations was $19.0 million in the third quarter of fiscal 2008 compared to an operating loss of $16.9 million in fiscal 2007. The loss per share from continuing operations was $0.95 in the third quarter of fiscal 2008 versus $0.79 in fiscal 2007. Approximately $0.05 of this decrease is related to the decreased share count in the third quarter of fiscal 2008 due to stock repurchases offset by shares issued upon the exercise of stock options. Net loss for the third quarter of fiscal 2008 was $20.3 million, which included a net of tax loss from the discontinued School Specialty Media (SSM) business of $1.2 million, compared to a net loss of $18.8 million in fiscal 2007, which included a net of tax loss of $1.9 million for SSM. The net loss per share in the third quarter of fiscal 2008 was $1.01 as compared to $0.88 in last year’s third quarter.

During fiscal 2008’s third quarter, the company repurchased $15.3 million of its outstanding common stock.

Nine Month Financial Results

Revenue for the first nine months of fiscal 2008 was a record $914.3 million, up $37.2 million or 4.2 percent from $877.1 million in the first nine months of fiscal 2007. Specialty segment revenue grew 11.9 percent in the first nine months of fiscal 2008 to $545.4 million from $487.6 million in the first nine months of fiscal 2007. The Specialty segment revenue growth in the first nine months was primarily due to science curriculum sales involving state adoptions, which increased approximately $46 million over the prior year. The remaining Specialty segment units, excluding the mass-merchant retail business, had revenue growth in the first nine months of approximately 5 percent. The Essentials segment revenue for the first nine months of fiscal 2008 was down 4.9 percent to $383.8 million from $403.6 million in the first nine months of fiscal 2007. This decline was attributable to a reduction in school rebuilding activity in Louisiana, the elimination of an unproductive catalog, and the decision to not pursue low-margin bid business.

Gross margin improved by 30 basis points in the first nine months from 42.6 percent to 42.9 percent. The increased gross margin was related to a shift in revenue mix toward the Specialty segment, which historically has higher gross margins than the Essentials segment. Revenue from the Specialty segment, net of intercompany eliminations, increased to approximately 58 percent of total revenue in the first nine months of fiscal 2008 as compared to approximately 54 percent in the first nine months of fiscal 2007.

SG&A expense as a percent of revenue decreased from 30.6 percent in the first nine months of fiscal 2007 to 30.2 percent in the first nine months of fiscal 2008. SG&A expense increased $8.1 million from $268.3 million in fiscal 2007 to $276.4 million this year. The increase in SG&A is attributable to the additional variable selling and distribution expenses associated with the revenue growth, incremental costs to support the business system conversion and increased variable performance-based compensation costs. Partially offsetting these increases were efficiencies realized in our supply chain and other cost-reduction efforts. Operating income in the first nine months was 12.7 percent of revenue as compared to 12.0 percent of revenue in the first nine months of fiscal 2007. Earnings from continuing operations increased 15.9 percent from $50.5 million in the first nine months of fiscal 2007 to $58.5 million in fiscal 2008.

Diluted earnings per share from continuing operations increased 25.2 percent from $2.22 in fiscal 2007 to $2.78 in fiscal 2008. Approximately $0.21 of this increase is related to the decreased share count. The reduction in the share count is due to stock repurchases offset by stock option activity.

Diluted earnings per share, which includes the discontinued SSM business, increased to $2.69 per share in the first nine months of fiscal 2008 from $2.07 in the first nine months of fiscal 2007, a 30.0 percent increase. Net income increased 19.9 percent to $56.6 million in the first nine months of fiscal 2008, which includes a net of tax loss of $1.9 million from SSM, compared with the prior year’s $47.2 million, which includes a net of tax loss of $3.2 million from SSM.

During the first nine months of fiscal 2008, the company repurchased $60.3 million of its outstanding common stock. Since the beginning of fiscal 2007, the company has repurchased $136.8 million of its outstanding common stock.

Outlook

School Specialty is reaffirming its most recent fiscal 2008 revenue guidance of $1.08 billion to $1.10 billion and diluted earnings per share from continuing operations guidance for fiscal 2008 of $2.15 to $2.25. The company continues to expect free cash flow in fiscal 2008 to be in the range of $70 million to $80 million, or $3.33 to $3.81 of free cash flow per diluted share using the average diluted share count for the first nine months of fiscal 2008.

For fiscal 2009, the company is expecting revenue growth of 3 percent to 5 percent, excluding the impact of state adoption revenues of the company’s science curriculum. State adoption revenue, which was up approximately $46 million in fiscal 2008, primarily related to California, is expected to decline by approximately $35 million in fiscal 2009. Thus, total revenue for fiscal 2009 compared to fiscal 2008, including adoptions in both years, is expected to be in the range of a 1 percent decline to a 2 percent increase. The company is expecting an increase in fiscal 2009 diluted earnings per share of 3 percent to 10 percent. Fiscal 2009 free cash flow is expected to be between $75 million and $85 million.

Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2008 third quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today, February 21, at 10:00 a.m. Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the Investor Information section of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans, prospects or any guidance put forth in the “Outlook” section constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 28, 2007, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	January 26, 2008	January 27, 2007	January 26, 2008	January 27, 2007
Revenues	$134,839	$128,816	$914,271	$877,112
Cost of revenues	83,151	77,960	521,674	503,524

Gross profit	51,688	50,856	392,597	373,588
Selling, general and administrative expenses	76,559	71,581	276,415	268,310

Operating income (loss)	(24,871)	(20,725)	116,182	105,278
Other (income) expense:
Interest expense	4,524	5,024	14,811	16,800
Interest income	(9)	(14)	(23)	(72)
Other	1,629	1,688	5,345	5,248

Income (loss) before provision for income taxes	(31,015)	(27,423)	96,049	83,302
Provision for (benefit from) income taxes	(11,973)	(10,517)	37,555	32,819

Earnings (loss) from continuing operations	(19,042)	(16,906)	58,494	50,483
Earnings (loss) from operations of discontinued School Specialty Media business unit, net of income taxes	(1,220)	(1,917)	(1,881)	(3,237)

Net income (loss)	$(20,262)	$(18,823)	$56,613	$47,246

Weighted average shares outstanding:
Basic	20,010	21,274	20,526	22,105
Diluted	20,010	21,274	21,055	22,787
Basic earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(0.95)	$(0.79)	$2.85	$2.28
Earnings (loss) from discontinued operations	(0.06)	(0.09)	(0.09)	(0.14)

Total	$(1.01)	$(0.88)	$2.76	$2.14

Diluted earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(0.95)	$(0.79)	$2.78	$2.22
Earnings (loss) from discontinued operations	(0.06)	(0.09)	(0.09)	(0.15)

Total	$(1.01)	$(0.88)	$2.69	$2.07

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CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	January 26, 2008	April 28, 2007	January 27, 2007
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,684	$2,386	$1,541
Accounts receivable	93,770	65,900	70,831
Inventories	146,500	177,319	137,137
Deferred catalog costs	17,745	14,848	14,159
Prepaid expenses and other current assets	20,907	18,398	24,832
Deferred taxes	10,457	10,201	7,126

Total current assets	291,063	289,052	255,626
Property, plant and equipment, net	76,517	77,345	78,774
Goodwill	544,552	534,488	545,458
Intangible assets, net	179,001	183,660	196,326
Other	26,512	26,334	33,627

Total assets	$1,117,645	$1,110,879	$1,109,811

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$133,622	$133,590	$133,579
Accounts payable	47,920	77,794	50,086
Accrued compensation	17,288	14,709	16,734
Deferred revenue	5,774	5,464	5,216
Accrued income taxes	11,539	—	8,593
Other accrued liabilities	31,670	23,392	24,044

Total current liabilities	247,813	254,949	238,252
Long-term debt - less current maturities	281,767	293,139	279,590
Deferred taxes and other	59,355	50,246	56,549

Total liabilities	588,935	598,334	574,391

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 23,629,635; 23,310,461 and 23,266,961 shares issued, respectively	24	23	23
Capital paid-in excess of par value	378,794	367,068	364,408
Treasury stock, at cost - 3,814,902; 2,126,121 and 2,126,121 shares, respectively	(136,761)	(76,508)	(76,508)
Accumulated other comprehensive income	26,341	17,763	14,098
Retained earnings	260,312	204,199	233,399

Total shareholders’ equity	528,710	512,545	535,420

Total liabilities and shareholders’ equity	$1,117,645	$1,110,879	$1,109,811

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CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Nine Months Ended
	January 26, 2008	January 27, 2007
Cash flows from operating activities:
Net income	$56,613	$47,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	18,892	19,262
Amortization of development costs	7,217	5,192
Amortization of debt fees and other	1,521	928
Share-based compensation expense	4,230	3,259
Deferred taxes	8,148	7,748
Loss on disposal of property, equipment and other	31	290
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(26,712)	(10,415)
Inventories	31,271	19,689
Deferred catalog costs	(2,897)	6,980
Prepaid expenses and other current assets	(2,454)	2,970
Accounts payable	(29,975)	(24,353)
Accrued liabilities	24,186	19,793

Net cash provided by operating activities	90,071	98,589

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(5,753)	—
Additions to property, plant and equipment	(12,218)	(14,788)
Investment in intangible and other assets	—	(202)
Investment in product development costs	(7,955)	(7,167)
Proceeds from disposal of property, plant and equipment	375	1,011

Net cash used in investing activities	(25,551)	(21,146)

Cash flows from financing activities:
Proceeds from convertible debt offering	—	200,000
Proceeds from bank borrowings	533,000	964,900
Repayment of debt and capital leases	(544,340)	(1,168,938)
Purchase of treasury stock	(60,253)	(76,508)
Proceeds from exercise of stock options	5,519	6,502
Excess income tax benefit from exercise of stock options	852	1,005
Payment of debt fees and other	—	(5,266)

Net cash used in financing activities	(65,222)	(78,305)

Net increase in cash and cash equivalents	(702)	(862)
Cash and cash equivalents, beginning of period	2,386	2,403

Cash and cash equivalents, end of period	$1,684	$1,541

Free cash flow reconciliation:
Net cash used in operating activities	$90,071	$98,589
Additions to property and equipment	(12,218)	(14,788)
Investment in development costs	(7,955)	(7,167)
Proceeds from disposal of property and equipment	375	1,011

Free cash flow	$70,273	$77,645

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Segment Analysis - Revenues and Gross Profit/Margin Analysis

3rd Quarter, Fiscal 2008

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	3Q08-QTD	3Q07-QTD	Change $	Change %	3Q08-QTD	3Q07-QTD
Revenues
Specialty	$80,534	$74,938	$5,596	7.5%	59.7%	58.2%
Essentials	57,540	56,679	861	1.5%	42.7%	44.0%
Corporate and Interco Elims	(3,235)	(2,801)	(434)		-2.4%	-2.2%

Total Revenues	$134,839	$128,816	$6,023	4.7%	100.0%	100.0%

					% of Gross Profit
	3Q08-QTD	3Q07-QTD	Change $	Change %	3Q08-QTD	3Q07-QTD
Gross Profit
Specialty	$35,888	$33,968	$1,920	5.7%	69.4%	66.8%
Essentials	16,495	17,115	(620)	-3.6%	31.9%	33.7%
Corporate and Interco Elims	(695)	(227)	(468)		-1.3%	-0.5%

Total Gross Profit	$51,688	$50,856	$832	1.6%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	3Q08-QTD	3Q07-QTD
Gross Margin
Specialty	44.6%	45.3%
Essentials	28.7%	30.2%
Total Gross Margin	38.3%	39.5%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	3Q08-YTD	3Q07-YTD	Change $	Change %	3Q08-YTD	3Q07-YTD
Revenues
Specialty	$545,416	$487,617	$57,799	11.9%	59.7%	55.6%
Essentials	383,800	403,602	(19,802)	-4.9%	42.0%	46.0%
Corporate and Interco Elims	(14,945)	(14,107)	(838)		-1.7%	-1.6%

Total Revenues	$914,271	$877,112	$37,159	4.2%	100.0%	100.0%

					% of Gross Profit
	3Q08-YTD	3Q07-YTD	Change $	Change %	3Q08-YTD	3Q07-YTD
Gross Profit
Specialty	$273,465	$245,047	$28,418	11.6%	69.7%	65.6%
Essentials	121,263	129,156	(7,893)	-6.1%	30.9%	34.6%
Corporate and Interco Elims	(2,131)	(615)	(1,516)		-0.6%	-0.2%

Total Gross Profit	$392,597	$373,588	$19,009	5.1%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	3Q08-YTD	3Q07-YTD
Gross Margin
Specialty	50.1%	50.3%
Essentials	31.6%	32.0%
Total Gross Margin	42.9%	42.6%

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